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                                             [Penn Mutual Letterhead]

May 31, 2001

Board of Trustees
The Penn Mutual Life Insurance Company
Philadelphia, PA 19172

Re: Last Survivor Flexible Premium Adjustable Variable Life Insurance Policy SEC Registration Statement - File No. 33-87276
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Ladies and Gentlemen:

         In my opinion, the Variable EstateMax III last survivor flexible premium adjustable variable life insurance policy included in Post-Effective Amendment No.10 to the above referenced Registration Statement filed with the U.S. Securities and Exchange Commission will, when issued, be legally issued and represent legal obligations of the Company.

         I hereby consent to the inclusion of this opinion in the above referenced Registration Statement as an exhibit.


Sincerely,


/s/ Franklin L. Best, Jr.
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Franklin L. Best, Jr.
Managing Corporate Counsel